Exhibit 99.(k)(3)

Execution Copy

DATA ACCESS SERVICES ADDENDUM TO CUSTODIAN AGREEMENT AND

ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT is made as of the 11th day of May, 2012 between AIP Macro Registered Fund P (the “Customer”) and State Street Bank and Trust Company (“State Street”).

PREAMBLE

WHEREAS, the Customer is a statutory trust organized under the laws of Delaware; and

WHEREAS, pursuant to the terms of the Custodian Agreement dated as of the date hereof (the “Custodian Agreement”), State Street has been appointed the custodian of the Customer’s assets; and

WHEREAS, pursuant to the terms of the Administrative Services Agreement dated as of the date hereof (the “Administrative Services Agreement”), State Street has been appointed the Customer’s administrator; and

WHEREAS, State Street has developed and/or utilizes, and permits its affiliates to utilize, proprietary or third party accounting and other systems in connection with the provision of services that States Street or its affiliates provide to Customer, and maintains (or its affiliates maintain) certain Customer related data (“Customer Data”) in databases under its control and/or ownership (the “Data Access Services”); and

WHEREAS, State Street makes available to the Customer certain Data Access Services solely for the benefit of the Customer, and intends to provide additional services, consistent with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the parties agree as follows:

1.    SYSTEM AND DATA ACCESS SERVICES

a. System. Subject to the terms and conditions of this Addendum, State Street hereby agrees to provide the Customer and its designated investment advisors, consultants and third parties who agree to abide by the terms of this Agreement (“Authorized Designees”) with access to State Street proprietary and/or third party systems as may be offered by State Street from time to time (each, a “System”), on a remote basis for the purpose of obtaining reports, solely on computer hardware, system software and telecommunication links of the Customer or the Authorized Designees and solely with respect to the Customer Data (the “Designated Configuration”).

Information Classification: Limited Access

b. Data Access Services. State Street agrees to make available to the Customer and its Authorized Designees the Data Access Services subject to the terms and conditions of this Addendum.

2.    NO USE OF THIRD PARTY SYSTEMS-LEVEL SOFTWARE

State Street and the Customer acknowledge that in connection with the Data Access Services provided under this Addendum, the Customer and its Authorized Designees will have access, through the Data Access Services, to Customer Data and to functions of State Street’s proprietary and/or third party systems; provided, however that in no event will the Customer or its Authorized Designees have direct access to any third party systems-level software that retrieves data for, stores data from, or otherwise supports the System.

3.    LIMITATION ON SCOPE OF USE

a. Designated Equipment; Designated Location. The System and the Data Access Services shall be used and accessed solely on and through the Designated Configuration at the offices of the Customer and/or its Authorized Designees (as specified in Annex A) hereinafter referred to as the Designated Location.

b. Designated Configuration; Trained Personnel. State Street and the Customer agree that each will engage or retain the services of trained personnel and, with respect to the Customer, will cause its Authorized Designees to retain the services of trained personnel, to enable the parties to perform their respective obligations under this Addendum. State Street agrees to use commercially reasonable efforts to maintain the System so that it remains serviceable for Customer’s use as contemplated herein, provided, however, that State Street does not guarantee or assure uninterrupted remote access use of the System.

c. Scope of Use. The Customer and its Authorized Designees will use the System and the Data Access Services only for accessing books of account for the Customer and retrieving data for purposes of reporting and analysis. The Customer, its employees and agents shall not, and the Customer shall cause its Authorized Designees not to, (i) permit any third party to use the System or the Data Access Services, (ii) sell, rent, license or otherwise use the System or the Data Access Services in the operation of a service bureau or for any purpose other than as expressly authorized under this Addendum, (iii) use the System or the Data Access Services for any fund, trust or other investment vehicle other than the Customer, (iv) allow access to the System or the Data Access Services through terminals or any other computer or telecommunications facilities located outside the Designated Locations, (v) allow or cause any information (other than portfolio holdings, valuations of portfolio holdings, and other information reasonably necessary for the management or distribution of the assets of the Customer) transmitted from State Street’s databases, including data from third party sources, available through use of the System or the Data Access Services to be redistributed or retransmitted to another computer, terminal or other device other than use for or on behalf of the Customer or (vi) modify the System in any way.

Information Classification: Limited Access

d. Other Locations. In the event of an emergency or System shutdown, the Customer may use any back-up site included in the Designated Locations or any other back-up site, upon State Street’s prior written approval, which approval will not be unreasonably withheld. Such back-up access by the Customer to the System or the Data Access Services shall be accessed through computer and telecommunications facilities or devices complying with the Designated Configuration.

e. Title. Title and all ownership and proprietary rights to the System, including any enhancements or modifications thereto, whether or not made by State Street or its third party vendor, are and shall remain with State Street.

f. No Modification. Without the prior written consent of State Street, the Customer and its Authorized Designees shall not modify, enhance, copy or otherwise create derivative works based upon the System, nor shall the Customer or its Authorized Designees reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the System.

g. Security Procedures. The Customer agrees to comply, and shall cause its Authorized Designees to comply, with data access operating standards and procedures and with user identification or other password control requirements and other security devices and procedures as may be reasonably issued or required from time to time by State Street or its third party vendors for use of the System on a remote basis and to access the Data Access Services. The Customer and its Authorized Designees shall have access only to the Customer Data and authorized transactions as permitted by Section 3(c) herein. Upon notice from State Street, the Customer and its Authorized Designees shall discontinue remote use of the System and access to Data Access Services for any security reasons cited by State Street; provided that in such event State Street shall, after such discontinuance, assume responsibility to provide accounting and custody services as required under the terms of the Administrative Services Agreement and the Custodian Agreement, respectively. State Street shall use commercially reasonable efforts to restore Customer’s access to and use of the System as quickly as possible. Customer agrees that State Street may also restrict access of the System and Data Access Services by Customer or any Authorized Designee for security reasons or noncompliance with the terms of this Agreement at any time and Customer agrees that it is responsible for any use and/or misuse of the System and Data Access Services by Customer’s Authorized Designees.

h. Inspections. On an annual basis, or more frequently if upon Customer’s prior written consent, which consent shall not be unreasonably withheld, State Street shall have the right to inspect the use of the System and the Data Access Services by the Customer and its Authorized Designees to ensure compliance with this Addendum. The on-site inspections shall be upon prior written notice to the Customer and the Authorized Designees and at reasonably convenient times and frequencies so as not to result in an unreasonable disruption of the Customer’s or the Authorized Designee’s business. Such inspections shall be conducted only by State Street employees bound by an obligation to maintain the confidentiality of the Customer Data and other Customer information in the manner set forth in Section 4 of this Addendum.

Information Classification: Limited Access

4.    PROPRIETARY INFORMATION

a. State Street Confidential Information. The Customer acknowledges, based upon State Street’s representations that the System and the databases, computer programs, screen formats, report formats, interactive design techniques, documentation and other information made available to the Customer and its Authorized Designees by State Street as part of the Data Access Services and through the use of the System constitute copyrighted, trade secret, or other proprietary information and intellectual property of substantial value to State Street. Any and all such information provided by State Street and/or its third party vendors to the Customer and its Authorized Designees shall be deemed the exclusive, valuable, proprietary and confidential information of State Street and its relevant licensors and third party vendors (hereinafter “State Street Confidential Information”). The Customer agrees that it will hold, and shall cause its Authorized Designees to hold, such State Street Confidential Information in strictest confidence and secure and protect it in a manner which shall be measured by the manner consistent with its own procedures for the protection of its own confidential information of a similar nature and to take appropriate action by instruction or agreement with its employees who are permitted access to the State Street Confidential Information to satisfy its obligations hereunder. The Customer shall, and shall cause its Authorized Designees to, use all commercially reasonable efforts to assist State Street in identifying and preventing any unauthorized use, copying or disclosure of the Proprietary Information or any portions thereof or any of the logic, formats or designs contained therein.

b. Customer Confidential Information. As used herein, “Customer Confidential Information” shall include the Customer Data and all information of the Customer to which State Street has had access in connection with the performance of this Addendum, the Administrative Services Agreement and the Custodian Agreement whether in oral, written, graphic or machine-readable form, including without limitation, specifications, user operations or systems manuals, diagrams, graphs, models, sketches, technical data, research, business or financial information, plans, strategies, forecasts, forecast assumptions, business practices, marketing information and material, customer names, proprietary ideas, concepts, know-how, methodologies and all other information related to the Customer’s business. Customer Confidential Information shall also include confidential information received by the Customer from a third party. State Street agrees that it will hold such Customer Confidential Information in strictest confidence and secure and protect it in a manner consistent with its own procedures for the protection of its own confidential information and to take appropriate action by instruction or agreement with its employees who are permitted access to the Customer Confidential Information to satisfy its obligations hereunder. State Street shall use all commercially reasonable efforts to assist the Customer in identifying and preventing any unauthorized use, copying or disclosure of the Proprietary Information or any portions thereof or any of the logic, formats or designs contained therein.

c. Proprietary Information. The Customer Confidential Information and State Street Confidential Information shall hereinafter be referred to as “Proprietary Information”. Notwithstanding anything to the contrary contained in this Addendum, Proprietary Information shall not include information which: (i) is in the public domain at the time of disclosure; (ii) was

Information Classification: Limited Access

in the possession of or demonstrably known by the recipient prior to its receipt from the disclosing party; (iii) is independently developed by recipient without use of the Proprietary Information; or (iv) becomes known to recipient from a source other than disclosing party without breach of this Addendum.

If the receiving party is requested or required to disclose Proprietary Information pursuant to a subpoena, court order or other similar process (“Court Order”), it is agreed that the receiving party shall provide the disclosing party with notice of such request(s) so that the disclosing party may seek an appropriate protective order. In the event that the disclosing party is, in the opinion of its counsel, compelled to disclose the Confidential Information under pain of liability for contempt of court or other censure or penalty, the receiving party may disclose such information in accordance with and for the limited purpose of compliance with the Court Order, without liability hereunder.

d. Cooperation. Without limitation of the foregoing, each of the parties hereto shall advise the other immediately upon learning or having reason to believe that any person with access to the Proprietary Information (including, without limitation, any Authorized Designees), or any portion thereof, has violated or intends to violate the terms of this Addendum, and each of the parties hereto will, at its expense, reasonably cooperate with the other in seeking injunctive or other equitable relief in the name of the Customer or State Street against any such person.

e. Injunctive Relief. Each of the parties hereto acknowledges that the disclosure of any Proprietary Information, or of any information which at law or equity ought to remain confidential, may immediately give rise to continuing irreparable injury to the other (or, with respect to disclosure of any State Street Confidential Information relating to proprietary information or intellectual property of any of State Street's third party licensors and vendors, irreparable injury to such licensor or vendor) inadequately compensable in damages at law. In addition, each of the parties hereto shall be entitled to seek immediate injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to any other legal remedies which may be available.

f. Survival. The provisions of this Section 4 shall survive the termination of this Addendum.

5.    LIMITATION ON LIABILITY

a. Limitation on Amount and Time for Bringing Action. The Customer agrees that any liability of State Street to the Customer or its Authorized Designees arising out of State Street’s provision of Data Access Services or the System under this Addendum shall be limited to the maximum amount of three million dollars in total for any losses, damages and costs for the term of this Addendum for the particular System that give rise to such losses, damages and costs, regardless of frequency of incidents which may result in such losses, damages and costs. State Street agrees that any liability of the Customer to State Street or any third party arising out of the Customer’s access to and use of Data Access Services or the System under this Addendum shall be limited to the maximum amount of three million dollars in total for any losses, damages and

Information Classification: Limited Access

costs for the term of this Addendum for the particular System that give rise to such losses, damages and costs, regardless of frequency of incidents which may result in such losses, damages and costs. No action, regardless of form, arising out of this agreement may be brought by either party more than two years after such party has knowledge that the cause of action has arisen, provided however, that the limitations set forth in this Section 5(a) shall not apply to any amounts for which either party is or becomes liable under Section 4 or Section 8 of this Addendum, or due to personal injury or property damage arising out of either party’s performance of its obligations hereunder.

b. EURO. As of the date hereof, State Street has taken, and continues to take, reasonable and comprehensive steps consistent with industry norms to create systems and procedures which enables the processing of cash transactions in Euro or any of the underlying national currency denominations.

c. NO OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE MADE BY STATE STREET OR ITS RELEVANT LICENSORS AND THIRD PARTY VENDORS.

d. Third-Party Data. Organizations from which State Street may obtain certain data included in the System or the Data Access Services are solely responsible for the contents of such data, and State Street shall have no liability for claims arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.

e. Regulatory Requirements. As between State Street and the Customer, the Customer shall be solely responsible for the accuracy of any accounting statements or reports produced by the Customer or its Authorized Designees using the Data Access Services and the System and the conformity thereof with any requirements of law.

f. Force Majeure. Neither party shall be liable under this Addendum for any costs or damages due to delay or nonperformance under this Addendum arising out of any cause or event beyond such party’s control, including without limitation, cessation of services hereunder or any damages resulting therefrom to the other party, or the Customer as a result of work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action, or communication disruption.

6.    SYSTEM INTEGRITY

State Street represents, warrants and covenants that: (a) immediately prior to delivery of any component of the Data Access Services (a “Deliverable”), it shall use the then current version of one of the leading commercially available virus detection software programs, to test the Deliverable to ensure that the Deliverable does not contain any computer code designed to disrupt, disable, harm, or otherwise impede, including esthetical disruptions or distortions, the operation of the Data Access Services, or any of Customer’s other associated software, firmware, hardware, computer system or network (sometimes referred to as “viruses” or “worms”), (b) the

Information Classification: Limited Access

Deliverables shall not contain any computer code that would disable the Data Access Services or impair in any way its operation based on the elapsing of a period of time, advancement to a particular date or other numeral (sometimes referred to as “time bombs”, “time locks”, or “drop dead” devices), and (c) the Deliverables shall not contain any computer code that would permit the unauthorized access to the Data Access Services or Customer’s computer systems (sometimes referred to as “traps”, “access codes” or “Trap door” devices) or any other harmful, malicious or hidden procedures, routines or mechanisms that would cause the Data Access Services to cease functioning or to damage or corrupt data, storage media, programs, equipment or communications, or otherwise interfere with operations.

7.    TITLE

State Street represents and warrants that it has title to its proprietary systems being accessed hereunder. As such title holder, State Street has the right to grant the Customer access to State Street’s proprietary systems pursuant to this Addendum.

8.    INTELLECTUAL PROPERTY INDEMNIFICATION

a. State Street agrees to defend and/or handle at its own expense, any claim or action against the Customer for actual or alleged infringement of any intellectual or industrial property right, including without limitation, trademarks, service marks, patents, copyrights, misappropriation of trade secrets or any similar property rights, based upon any State Street proprietary system, any portion thereof and/or Customer’s use thereof. State Street further agrees to indemnify and hold Customer harmless from and against any and all liabilities, costs, losses, damages and expenses (including reasonable attorney’s fees) associated with such claim or action. Customer shall promptly notify State Street of any such claim or action. Customer shall reasonably cooperate with State Street in the defense of such claim or action at State Street’s expense.

b. State Street shall have the sole right to conduct the defense of any such claim or action and all negotiations for its settlement or compromise. In the event that State Street receives a complaint naming the Customer as defendant or codefendant, State Street shall notify the Customer promptly. State Street shall be further obligated to notify the Customer five (5) days prior to the date the first appearance or answer is due under such complaint in the event that State Street has not appointed counsel. Upon such notice, the Customer may elect to appoint its own representation for purposes of entering the Customer’s appearance or answer, as applicable, in response to such complaint at State Street’s expense.

c. If the State Street proprietary system becomes or in State Street’s reasonable opinion is likely to become the subject of any such claim or action, then, State Street shall either: (i) procure for Customer the right to continue using the State Street proprietary system as contemplated hereunder; (ii) modify the State Street proprietary system to render the same non-infringing (provided such modification does not adversely affect Customer’s use as reasonably determined by State Street) or (iii) replace same with equally suitable, functionally equivalent, compatible non-infringing system. If none of the foregoing is possible and if such State Street proprietary system is found to infringe, State Street shall have the right to terminate this Addendum.

Information Classification: Limited Access

9.    FEES

Fees and charges for the use of the System and the Data Access Services and related payment terms shall be as set forth in the Customer’s Fee Schedule in effect from time to time between the parties (the “Fee Schedule”). Any tariffs, duties or taxes imposed or levied by any government or governmental agency by reason of the transactions contemplated by this Addendum, including, without limitation, federal, state and local taxes, use, value added and personal property taxes (other than income, franchise or similar taxes which may be imposed or assessed against State Street) shall be borne by the Customer. Any claimed exemption from such tariffs, duties or taxes shall be supported by proper documentary evidence delivered to State Street.

10.  TRAINING AND SUPPORT

a. Training. State Street agrees to provide training, at a designated State Street training facility or at the Designated Location, to the Customer’s and Authorized Designees’ personnel in connection with the use of the System on the Designated Configuration as reasonably requested by the Customer. The Customer agrees that it will, and will cause its Authorized Designees to, set aside, during regular business hours or at other times agreed upon by both parties, sufficient time to enable all operators of the System and the Data Access Services, designated by the Customer or its Authorized Designees, to receive the training offered by State Street pursuant to this Addendum.

b. Support. During the term of this Addendum, State Street agrees to provide the support services set out in Attachment A to this Addendum. However, the Customer shall be solely responsible for the timely acquisition and maintenance of the hardware and software that attach to the Designated Configuration in order to use the Data Access Services at the Designated Location.

11.  TERM OF AGREEMENT

a. Term of Agreement. This Addendum shall become effective on the date of its execution by State Street and the Customer and shall remain in full force and effect until terminated as herein provided.

b. Termination of Agreement. Any party may terminate this Addendum (i) for any reason by giving the other parties at least one-hundred and eighty (180) days’ prior written notice in the case of notice of termination by State Street or thirty (30) days’ notice in the case of notice from the Customer to State Street of termination; or (ii) immediately where the other party, having failed to comply with any material term and condition of the Addendum, fails to cure such non-compliance within thirty (30) days after written notice thereof provided however that State Street shall have the right to immediately suspend services in the event of a known or

Information Classification: Limited Access

suspected security breach. In the event the Customer shall cease doing business, shall become subject to proceedings under the bankruptcy laws (other than a petition for reorganization or similar proceeding) or shall be adjudicated bankrupt, this Addendum and the rights granted hereunder shall, at the option of State Street, immediately terminate with notice to the Customer. This Addendum shall in any event terminate as to the Customer within ninety (90) days after the first to occur of (1) the termination of the Custodian Agreement or (2) the termination of the Administrative Services Agreement.

c. Termination of the Right to Use. Upon termination of this Addendum for any reason, any right to use the System and access to the Data Access Services shall terminate and the Customer and its Authorized Designees shall immediately cease use of the System and the Data Access Services. Immediately upon termination of this Addendum for any reason, the Customer and its Authorized Designees shall return to State Street all copies of documentation and other Proprietary Information in its possession and immediately cease access to the System and Data Access Services; provided, however, that in the event that either party terminates this Addendum, the Administrative Services Agreement or the Custodian Agreements for any reason other than the Customer’s breach, State Street shall provide the Data Access Services for a period of time and at a price to be agreed upon by the parties. Customer’s use of any third party System is contingent upon Customer’s and Authorized Designees’ compliance with any terms and conditions of use of such System imposed by such third party and State Street’s continued access to, and use of, such third party System.

12.  MISCELLANEOUS

a. Assignment; Successors. This Addendum and the rights and obligations of the Customer and State Street hereunder shall not be assigned by a party without the prior written consent of the other parties, except that a party may assign this Addendum to a successor of all or a substantial portion of its business, or to a party controlling, controlled by, or under common control with State Street or the Customer, as applicable; provided, however, that Customer may not assign this Addendum and/or the rights and obligations hereunder to any competitor of State Street.

b. Survival. All provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and/or protection of proprietary rights and trade secrets shall survive the termination of this Addendum.

c. Entire Agreement. This Addendum and the attachments hereto constitute the entire understanding of the parties hereto with respect to the Data Access Services and the use of the System and supersedes any and all prior or contemporaneous representations or agreements, whether oral or written, between the parties as such may relate to the Data Access Services or the System, and cannot be modified or altered except in a writing duly executed by the parties. This Addendum is not intended to supersede or modify the duties and liabilities of the parties hereto under the Custodian Agreement, the Administrative Services Agreement or any other agreement between the parties hereto except to the extent that any such agreement specifically refers to the Data Access Services or the System. No single waiver or any right hereunder shall be deemed to be a continuing waiver.

Information Classification: Limited Access

d. Severability. If any provision or provisions of this Addendum shall be held to be invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

e. Governing Law. This Addendum shall be interpreted and construed in accordance with the internal laws of The Commonwealth of Massachusetts without regard to the conflict of laws provisions thereof.

f. Personnel. The personnel of each party, when on the premises of the other, shall comply with the security and other personnel regulations of the party on whose premises such person is on.

g. No Waiver. Any forbearance or delay on the part of either party in enforcing any provision of this Addendum or any of its rights hereunder shall not be construed as a waiver of such provision or of a right to enforce same for such occurrence or any future occurrence.

h. Independent Contractor. State Street acknowledges that it is acting as an independent contractor and that nothing in this Addendum shall be construed to create an employment relationship between State Street and the Customer. State Street is not authorized to enter into contracts or agreements on behalf of Customer or to otherwise create obligations of Customer to third parties except as contemplated in the Administrative Services Agreement and Custodian Agreement. Subject to Section 9, State Street shall be responsible for and shall maintain adequate records of expenses it shall incur in the course of performing any services hereunder and shall be solely responsible for and shall file, on a timely basis, tax returns and payments required to be filed with or made to any federal or state or local tax authority with respect to its performance of any services hereunder. Neither federal, nor state nor local income tax of any kind shall be withheld or paid by Customer on behalf of State Street or the employees of State Street. State Street’s personnel shall not be treated as employees of Customer.

i. Duplication. Customer may duplicate all manuals and other documentation provided by State Street for use solely in accordance with the terms of the Addendum. In so doing, Customer agrees that any copyright and other proprietary notices on such manuals and other documentation will be reproduced.

j. Modification and Notice. No modifications of this Addendum shall be valid or binding on either party except by a written agreement signed by the parties hereto. All notices or other communications given or permitted hereunder shall be in writing and mailed by registered or certified mail, sent to the address first set forth as the principal place of business or such other addresses as a party shall have theretofore designated by notice in writing. Notice shall be deemed given on the date such notice is deposited in the United States mail, duly addressed, and with postage prepaid by the sending party. A copy of any notice or other communication given by State Street to Customer shall likewise be sent to:

Information Classification: Limited Access

Morgan Stanley & Co., Incorporated

General Counsel- Technology Practice Group

1221 Avenue of the Americas

New York, NY 10020

AIP Macro Registered Fund P

Attention: General Counsel

522 Fifth Avenue

New York, NY 10036

AIP Macro Registered Fund P

Attn: Noel Langlois

100 Front Street, Suite 400

West Conshohocken, PA 19428-2881

Telephone: (610) 260-7699

Fax: (610) 260-8254

k. Injunctive Relief. In addition to any other rights and remedies available to the parties hereunder, each of State Street and the Customer hereto acknowledges and agrees that certain of its obligations to the other party hereunder are of a unique character and agrees that any breach of such obligations may result in irreparable and continuing damage to the other party for which there may be no adequate remedy in damages. Notwithstanding anything to the contrary in this Addendum, the other party may be entitled to seek injunctive relief and/or other equitable relief, and such further relief as may be proper from a court with competent jurisdiction.

l. Authorized Designees. By its execution of this Agreement, the Customer (a) confirms to State Street that it informs all Authorized Designees of the terms of this Agreement and (b) accepts responsibility for its Authorized Designees’ compliance with the terms of this Agreement.

Information Classification: Limited Access

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative as of the date and year first written above.

STATE STREET BANK AND TRUST COMPANY

By:

Name:

Title:

AIP MACRO REGISTERED FUND P

By:
Name: Francie Tai
Title: Assistant Treasurer

Information Classification: Limited Access

ATTACHMENT A

Support

During the term of this Addendum, State Street, either directly or through a third party vendor, agrees to provide the following on-going support services as amended from time to time by State Street:

a. Telephone Support. The Customer Designated Persons may contact State Street’s Representative in Quincy, Massachusetts between the hours of 7:00 a.m. and 7:00 p.m. (EST) and in London, England between the hours of 8:00 a.m. and 6:00 p.m. (GST) on all business days for the purpose of obtaining answers to questions about the use of the System, or to report apparent problems with the System. The Customer shall provide to State Street a list of persons who shall be permitted to use the System (such persons being referred to as “the Customer Designated Persons”).

b.Technical Support. State Street will provide technical support to assist the Customer in using the System and the Data Access Services. Technical support for installation and providing training at the time of installation is subject to the fees and other terms set forth in the Fee Schedule.

c. Maintenance Support. State Street shall use commercially reasonable efforts to correct system functions that do not work according to the system product description as may be provided by State Street to Customer from time to time in priority order in the next scheduled delivery release or otherwise as soon as is practicable.

d. Customer Modifications. In the event the Customer desires custom modifications in connection with its use of the System, the Customer shall make a written request to State Street providing specifications for the desired modification. Any custom modifications may be undertaken by State Street in its sole discretion and may be subject to negotiation of the Fee Schedule.

e. Limitation on Support. State Street shall have no obligation to support the Customer’s use of the System: (i) for use on any computer equipment or telecommunication facilities which does not conform to the Designated Configuration or (ii) in the event the Customer has modified the System in breach of this Addendum.

Information Classification: Limited Access

ANNEX A

AIP Macro Registered Fund P

100 Front Street, Suite 400

West Conshohocken, PA 19428-2881

Telephone: (610) 260-7600

Morgan Stanley Investment Management Inc.

522 Fifth Avenue

New York, NY 10036

Telephone:(212) 762-4000

Information Classification: Limited Access